State of Delaware
Secretary of State
Division of Corporations
Delivered 01:59 PM 11/22/2013
FILED 01:51 PM 11/22/2013
SRV 131340960 - 5437310 FILE

CERTIFICATE OF FORMATION
OF
EQUIPOWER RESOURCES HOLDCO II, LLC

This Certificate of Formation of EquiPower Resources Holdco II, LLC (the "LLC"), dated as of November 22, 2013, is being duly executed and filed by John E. Andrews, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST: The name of the limited liability company formed hereby is EquiPower Resources Holdco II, LLC.

SECOND: The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Name: John E. Andrews
Title: Authorized Person